Exhibit 77(e)(6)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets)
ING Global Resources Portfolio	0.4000%
ING Limited Maturity Bond Portfolio and ING Liquid Assets Portfolio	0.1575% on the first $200 million in combined assets of these Series 0.1350% on the next $300 million 0.1125% on assets in excess of $500 million
ING U.S. Stock Index Portfolio	0.1170%